EXHIBIT 99.1

Deluxe Corporation
Non-Executive Chair Responsibilities

In addition to the duties of all Board members as set forth in the Company’s Corporate Governance Guidelines, the specific responsibilities of the Non-Executive Chairman are as follows:

  Ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between Board and management responsibilities are respected;

  Working with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

  Working with the CEO and Board members to develop the agendas for the Board meetings;

  Confer with the CEO and Corporate Governance Committee regarding recommendations regarding the staffing of the Board’s committees and the selection and rotation of committee chairs;

  Chairing all meetings of the Board and presiding at all shareholder meetings;

  Assess and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the Board to effectively and responsibly perform its duties. Although Company management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

  Recommend to the Board the retention of consultants who report directly to the Board on board matters (as opposed to Committee consultants);

  Upon recommendation of the Corporate Governance Committee, interview Board candidates that are proposed to be presented to the Board for consideration;

  Coordinate, develop the agenda for, and preside at executive sessions of the Board’s independent directors, and communicate to the CEO the substance of the discussions occurring at such sessions; act as principal liaison between the independent directors and the CEO on sensitive issues, although any independent director maintains the right to communicate directly with the CEO on any matter;

  Together with the Chair(s) of the Compensation and Corporate Governance Committees, and such other directors as they deem appropriate, meet with the CEO to discuss the Board’s evaluation of the CEO’s performance;

  In conjunction with the Chair of the Corporate Governance Committee, address all issues relating to the performance of individual directors.